 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	May 25, 2012

Commission File Number	000-31380

APPLIED MINERALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-0096527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Greene Street – Suite 1101, New York, NY	10012
(Address of principal executive offices)	(Zip Code)

(800) 356-6463
(Issuer’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 25, 2012, upon the execution and delivery of an employment agreement with Nat Krishnamurti, pursuant to which he will serve as Chief Financial Officer beginning May 29, 2012, the condition to Chris Carney ceasing to be Interim Chief Financial Officer as of May 29, 2012 and becoming Executive Vice President became effective.  Thus, as of May 29, 2012, Mr. Carney ceased being Interim Chief Financial Officer and became Vice President for Business Development and Corporate Strategy.

ITEM 5.02(c)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 25, 2012, the Company hired Nat Krishnamurti, age 40, as Chief Financial Officer effective May 29, 2012.  There are no family relationships between Mr. Krishnamurti and any director, officer, or employee of the Company.

From May 2000 through September 2011, Mr. Krishnamurti was employed by Inventiv Health, Inc., a provider of clinical, communications and commercial services to the global pharmaceutical, life sciences and biotechnology.   From March 2011 to September 2011, he was Vice President, Accounting and Reporting.  From December 2009 to March 2011, he was Chief Accounting Officer. From October 2004 to December 2011, he was Vice President – Finance.

The principal terms of the agreement with Mr. Krishnamurti are as follows: (i) Start date: May 29, 2012; (ii) annual salary: $180,000;  (iii) option grant: 300,000 options, 10-year term, strike price (closing price on May 29, 2012), the options vesting monthly over a 3-year period.  (If he is terminated for cause of terminates resigns without good reason, he loses his vested options. If he is terminated without cause or resigns with good reason, his options vest through the end of the year in which he is employed.  If there is a change of control, his unvested options vest immediately.

ITEM 502(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
See disclosure in last paragraph of disclosure under Item 502(c) above.

ITEM 9.01	Financial Statements and Exhibits
Exhibit 99.1 Press release regarding the hiring of Mr. Krishnamurti and the reassignment of Mr. Carney

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED MINERALS, INC.

Dated:	May 29, 2012	/s/ ANDRE ZEITOUN
By: Andre Zeitoun
President and Chief Executive Officer